PURCHASE ORDER : HG-001	DATE: NOVEMBER 24, 2006

TO:
HYDROGENICS CORPORATION
27201 Tourney Road, Suite 201J
Valencia, CA
USA 91355
http://www.hydrogenics.com
ph: 661-253-2593
fax: 905-361-3626

PURSUANT TO:

New Flyer – Fuel Cell Hybrid Transit (FCHT) Bus
(Sale of NRCan bus)
Proposal No.: QUO-02523 R01 dated November 17th, 2006
(Fully Signed & initialed copy attached)

Line	Quantity	Description	Unit Price US$	Extended Price US$
1	One (1)	Phase – I: Fuel Cell Hybrid Transit (FCHT) Bus including (3) HyPM 65 (65kW) • As described in Sections 4 to 11 • In operation and on as is basis, save and except for warranty as described below.	$500,000.00	$500,000.00
2		Documentation Package: • As described in Section 12	Included	Included
3		After Sales Service: • As described in Section 13	Included	Included
4	One (1)	Phase – II: HyPM 65 (65kW) • As described in Sections4	$250,000.00	$250,000.00
5		Engineering Supervision Services for Battery Dominant Hybrid System • As described in Sections 14	Included	Included
		Option: • FULL SERVICE & MAINTENANCE PACKAGE-EXTENDED WARRANTY Relating to support and service within the fuel cell boundary of the interfaces. • As described in Section 15	Upon request	Upon request

COMMISSIONING OF EQUIPMENT:

•     The Buyer is responsible for providing all necessary inputs and connections regarding gases, liquids & electrical

•     This proposal does not include costs associated with electrical or mechanical installation. It does include consultation with your installation electrician and contractor.

ACCEPTANCE OF EQUIPMENT:

Customer acceptance of equipment shall take place at Mississauga, Ontario facility prior to shipping.

SPARE PARTS AND REPAIR TERMS

Hydrogenics reserves the right to assume ownership of any products, parts or components that are replaced during repair or maintenance.

ADDITIONAL ENGINEERING SERVICES (ES)/Post-Warranty Service:

Assumptions for additional on-site support: US$10,000 per week plus travel expenses. Support costs are based on 1-2 support personnel on a weekly basis. Hours of service based on US$125.00 per hour and 8 hours minimum per day. Travel expenses will vary depending on location.

Repairs to the FCPM which do not qualify under the warranty may require factory engineering time to diagnose, which may be charged at an hourly engineering rate of US$125.00 per hour. FCPM Repair & Service needs are dependent on a variety of factors including application, duty cycle, and the adequacy of the system integrator’s interacting mechanical and electrical systems. To date, service costs are not yet established.

DATA ACCESS:

At Hydrogenics’ discretion, the FCPM shall also be connected to a RDU (Remote Diagnostics Unit) that allows the periodic download of the FCPM’s operation specific data by Hydrogenics.

PUBLIC DISCLOSURE:

Hydrogenics reserves the right to publish the fact that it has contracted to furnish the Buyer with the Products. The demonstration unit shall include a Hydrogenics approved exterior label that denotes the presence of a Hydrogenics product inside.

Total, US$	$750,000.00

Approved and accepted,

/s/ Jonathan R Read

Jonathan R Read	Date: November 24, 2006
President/CEO
Alchemy Enterprises Ltd.
2940 N 67th Place #5
Scottsdale AZ 85251
Tel: 480-219-5005
Fax: 480-219-5338